EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Patterson Companies, Inc. Amended and Restated Employee Stock Purchase Plan of our reports dated June 30, 2006, with respect to the consolidated financial statements and schedule of Patterson Companies, Inc., Patterson Companies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Patterson Companies, Inc., included in its Annual Report (Form 10-K) for the year ended April 29, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 15, 2006